Exhibit (a)(12)

                                    AMENDMENT
                                       TO
              EMPLOYEE RETENTION AGREEMENT OF ILLINOVA CORPORATION

     WHEREAS, Illinova Corporation (Corporation) has entered into Employee Retention Agreements with certain of its employees (the "Agreements"); and

     WHEREAS, amendment of the Agreements is now deemed desirable;

     NOW, THEREFORE, BE IT RESOLVED that, pursuant to the amending authority reserved to the Corporation in paragraph 8 of each of the Agreements, each Agreement is hereby amended by adding the following sentence at the end of paragraph 1 thereof:

"Notwithstanding any provision in this Agreement to the contrary, the benefits under this paragraph 1 shall be in lieu of, and not in addition to, any benefits to which the Eligible Employee might otherwise be entitled under any other severance plan maintained by the Company."